Exhibit 2.1

Execution Version

FIRST AMENDMENT TO CONTRIBUTION AND EQUITY PURCHASE AGREEMENT

This FIRST AMENDMENT TO CONTRIBUTION AND EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of July 2, 2021, is entered into by and among Magenta Buyer LLC, a Delaware limited liability company (the “Purchaser”), McAfee, LLC, a Delaware limited liability company (the “U.S. Seller”), and McAfee Security UK Ltd., a United Kingdom private limited company (the “U.K. Seller” and, together with the U.S. Seller, “Sellers” and, each of the Purchaser and Sellers, a “Party”, and collectively, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in that certain Contribution and Equity Purchase Agreement, dated as of March 6, 2021, by and among the Purchaser, the U.S. Seller and the U.K. Seller (the “Purchase Agreement”).

WHEREAS, in accordance with Section 10.02 of the Purchase Agreement, the Parties have agreed to amend certain provisions of the Purchase Agreement, the Exhibits thereto and Disclosure Letter as described herein.

WHEREAS, certain conditions to Closing remain unsatisfied.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Defined Terms.

(a) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “Deferred U.K. Company”:

““Deferred U.K. Company” shall mean each of Musarubra UK Subsidiary 2 Limited, Musarubra UK Subsidiary 3 Limited, Musarubra UK Subsidiary 4 Limited, and Musarubra UK Subsidiary 5 Limited, each a United Kingdom private limited company, or, if directed by Sellers, any other newly formed United Kingdom private limited company wholly owned, directly or indirectly, by the U.K. Seller.”

(b) Section 1.01 of the Purchase Agreement is hereby amended by removing the definition of “Delayed Transfer Date”.

(c) Section 1.01 of the Purchase Agreement is hereby amended by removing the definition of “Delayed Transfer Employees”.

(d) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “LLC Receivable”:

““LLC Receivable” shall mean the indebtedness owing from the U.S. Seller to the U.S. Company in the amount agreed to by the Sellers and the Purchaser, each acting reasonably and in good faith, at least five (5) Business Days prior to the Closing Date, which indebtedness shall not bear any interest, and the Parties agree not to impute any interest or accrue any interest on such indebtedness for Tax purposes.”

(e) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “Local Transfer Employee”:

““Local Transfer Employee” shall mean any Business Employee whose primary place of employment is in a Local Transfer Jurisdiction.”

(f) Section 1.01 of the Purchase Agreement is hereby amended by replacing the definition of “Local Transfer Jurisdiction” in its entirety with the following:

““Local Transfer Jurisdictions” shall mean each of those jurisdictions set forth on Section 1.01-LTJ of the Disclosure Letter.”

(g) Section 1.01 of the Purchase Agreement is hereby amended by replacing the definition of “Purchase Price” in its entirety with the following:

““Purchase Price” shall mean (i) $4,000,000,000.00, minus (ii) the amount of the outstanding principal of the U.K. Company Debt.”

(h) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “U.K. Company Debt”:

““U.K. Company Debt” shall mean the indebtedness owed by the U.K. Company to U.K. Sellco in the principal amount notified by the Sellers at least five (5) Business Days prior to the Closing Date, which indebtedness shall not bear any interest.”

(i) Section 1.01 of the Purchase Agreement is hereby amended by adding the following definition of “U.K. Sellco”:

““U.K. Sellco” shall mean Musarubra UK Sellco Limited, a United Kingdom private limited company, or, if directed by Sellers, any other newly formed United Kingdom private limited company wholly owned, directly or indirectly, by the U.K. Seller.”

2. Local Transfer Jurisdictions.

(a) The Disclosure Letter is hereby amended by adding a new Section 1.01-LTJ of the Disclosure Letter as set forth in Annex A hereto.

(b) The Purchase Agreement is hereby amended by replacing each reference to “Delayed Transfer Jurisdiction” with “Local Transfer Jurisdiction”.

3. Local Transfer Employees. The Purchase Agreement is hereby amended by replacing each reference to “Delayed Transfer Employee” with “Local Transfer Employee”.

4. Local Transfer Date. The Purchase Agreement is hereby amended by replacing each reference to “Delayed Transfer Date” with “Local Transfer Date”.

5. Purchaser Closing Obligations. The Purchase Agreement is hereby amended by adding the following new Section 8.02(d):

“U.K. Company Debt. Repayment of the U.K. Company Debt by wire transfer of immediately available funds to the account designated by Sellers no less than two (2) Business Days prior to the Closing Date. For the avoidance of doubt, Purchaser shall procure the UK Company Debt to be repaid by the U.K. Company immediately following the consummation of the Purchase and Sale at the Closing.”

6. Contribution of the U.S. Business. The Purchase Agreement is hereby amended by replacing Section 2.01(c) in its entirety with the following:

“(c) Contribution of the U.S. Business. To the extent not previously contributed to the U.S. Company, on the terms and subject to the conditions set forth in this Agreement, at least one (1) day prior to the Closing Date, the U.S. Seller shall cause to be contributed, conveyed, assigned, transferred and delivered to the U.S. Company, free and clear of all Liens other than Permitted Liens, and the U.S. Company shall acquire and accept from the U.S. Seller and its Subsidiaries, all of the right, title and interest of the U.S. Seller and its Subsidiaries (other than the U.K. Seller and its Subsidiaries) in and to the Business Assets, other than, for the avoidance of doubt, any Business Assets in respect of an Excluded Business; provided that such contribution, conveyance, assignment, transfer and delivery shall not be construed as an abandonment or waiver of any rights or benefits that would be automatically retained by the U.S. Seller or its Subsidiaries with respect to any Transferred Settlement Agreements notwithstanding such contribution, conveyance, assignment, transfer or delivery (the transactions contemplated by this Section 2.01(c), the “U.S. Restructuring”).”

7. Contribution of the U.K. Business. The Purchase Agreement is hereby amended by replacing Section 2.01(d) in its entirety with the following:

“Contribution of the U.K. Business. To the extent not previously contributed to the U.K. Company or any its Subsidiaries, on the terms and subject to the conditions set forth in this Agreement, at least one (1) day prior to the Closing Date, the U.K. Seller shall cause to be contributed, conveyed, assigned, transferred and delivered, directly or indirectly, to the U.K. Company or one or more of its newly established wholly-owned direct or indirect Subsidiaries, free and clear of any Liens other than Permitted Liens, and the U.K. Company or such Subsidiaries shall acquire and accept from the U.K. Seller and its Subsidiaries, all of the right, title and interest of the U.K. Seller and its Subsidiaries in and to the Business Assets, other than, for the avoidance of doubt, any Business Assets in respect of an Excluded Business; provided that such contribution, conveyance, assignment, transfer and delivery shall not be construed as an abandonment or waiver of any rights or benefits that would be automatically retained by the U.K. Seller or its Subsidiaries with respect to any Transferred Settlement Agreements notwithstanding such contribution, conveyance, assignment, transfer or delivery (the transactions contemplated by this Section 2.01(d), the “U.K. Restructuring”).”

8. Data Centers. The Disclosure Letter is hereby amended by replacing Section 2.01(a)(v) of the Disclosure Letter in its entirety with Annex B hereto.

9. U.K. Sellco. The Purchase Agreement is hereby amended by adding to the end of Section 2.03:

“The Parties acknowledge that the seller of the Company Units in the U.K. Company will be UK Sellco, which will be entitled to its allocated share of the Purchase Price, and the purchaser of the Company Units in the U.K. Company and the units of each Deferred U.K. Company will be a wholly-owned subsidiary of the Purchaser incorporated under the Companies (Jersey) Law 1991.”

10. Purchase Price Allocation.

(a) The Purchase Agreement is hereby amended by adding in Section 2.08(a), the words “and the Deferred U.K. Companies (taken together)” after “and the U.K. Company” in the fourth line thereof.

(b) The Purchase Agreement is hereby amended by adding the following new Section 2.08(c):

“Within thirty (30) days following the final Local Transfer Date, the Sellers, acting reasonably and in good faith, shall prepare and deliver to the Purchaser the Purchase Price Allocation updated by allocating the Purchase Price originally allocated to the Deferred U.K. Companies (taken together) among each Deferred U.K. Company (individually) and, further, among the assets of each Deferred U.K. Company, which updated Purchase Price Allocation shall, for the avoidance of doubt, be made in accordance with Section 1060 of the Code (and the Treasury Regulations thereunder) and the allocation principles set forth on Exhibit G and shall be subject to the procedures in this Section 2.08.”

(c) Exhibit G to the Purchase Agreement shall be amended by replacing “and the Excluded Businesses” with “and the Deferred U.K. Companies” in the second line.

(d) The LLC Receivable shall be treated as a cash equivalent of the U.S. Company for the purposes of Exhibit G to the Purchase Agreement.

11. Employee Matters.

(a) The Purchase Agreement is hereby amended by deleting the second-to-last sentence of Section 6.08(a).

(b) The Parties agree (as applicable to them) that the actions set forth on Annex C have or will be taken as set forth therein.

12. Regulatory Approvals.

(a) The Disclosure Letter is hereby amended by replacing Section 3.04 of the Disclosure Letter in its entirety with Annex D hereto.

(b) The Disclosure Letter is hereby amended by replacing Section 4.03 of the Disclosure Letter in its entirety with Annex E hereto.

(c) The Disclosure Letter is hereby amended by replacing Section 5.03 of the Disclosure Letter in its entirety with Annex F hereto.

(d) The Disclosure Letter is hereby amended by replacing Section 6.04(a) of the Disclosure Letter in its entirety with Annex G hereto.

(e) The Disclosure Letter is hereby amended by replacing Section 7.01(b) of the Disclosure Letter in its entirety with Annex H hereto.

(f) The Purchase Agreement is hereby amended by replacing Section 7.01(a) in its entirety with the following:

“Regulatory Approvals. (i) The waiting period applicable to the Purchase and Sale contemplated by this Agreement under the HSR Act and any extensions thereof shall have expired or been terminated and (ii) the waiting periods, clearances, approvals and/or consents (as applicable), in each case, set forth in items 1 and 4 of Section 6.04(a) of the Disclosure Letter, shall have expired, been terminated or been obtained (as applicable).”

(g) The Purchase Agreement is hereby amended by replacing Section 7.01(b) in its entirety with the following:

“No Injunctions or Legal Prohibitions. Since the date of this Agreement, no Order of any Governmental Authority set forth on Section 7.01(b) of the Disclosure Letter shall have been enacted, entered or promulgated that (i) prohibits or makes illegal the consummation of the Purchase and Sale contemplated by this Agreement and (ii) remains in effect; provided that no Order under any Antitrust Law other than those set forth in item 4 of Section 6.04(a) of the Disclosure Letter shall constitute any such Order.”

(h) The Purchase Agreement is hereby amended by adding the following new Section 6.12(d):

“Mutual Conditions to the Obligations of the Parties with respect to the Transfer of the Excluded Businesses. The respective obligations of each Party to consummate the transfer of the Excluded Business in any Local Transfer Jurisdiction are subject to the satisfaction or waiver, at or prior to the applicable date on which such Excluded Business is to be transferred to Purchaser or one or more of its Affiliates, of the following conditions to the extent such conditions are applicable to the Excluded Business in such Local Transfer Jurisdiction (it being understood that the conditions set forth in this Section 6.12(d) shall not be conditions to the respective obligations of each Party to consummate the Purchase and Sale at the Closing):

(i) Regulatory Approvals – Local Transfer Jurisdictions. For the closing of any Local Transfer Jurisdiction included in item 2 or 3 of Section 6.04(a) of the Disclosure Letter, the waiting periods, clearances, approvals and/or consents (as applicable) with respect to such Local Transfer Jurisdiction as set forth in item 2 or 3 (as applicable) of Section 6.04(a) of the Disclosure Letter, shall have expired, been terminated or been obtained (as applicable).

(ii) No Injunctions or Legal Prohibitions – Local Transfer Jurisdictions. For the closing of any Local Transfer Jurisdiction, since the date of this Agreement, no Order of any Governmental Authority on Section 7.01(b) of the Disclosure Letter shall have been enacted, entered or promulgated that (i) prohibits or makes illegal the consummation of the Purchase and Sale contemplated by this Agreement or the applicable Local Transfer Agreement in such Local Transfer Jurisdiction and (ii) remains in effect; provided that no Order under any Antitrust Law other than those set forth in item 4 of Section 6.04(a) of the Disclosure Letter shall constitute any such Order.

13. U.K. Company Debt. Notwithstanding any provision of the Purchase Agreement to the contrary, the Parties agree and acknowledge that the U.K. Company Debt may be advanced on or after the date hereof and shall not be required to be repaid otherwise than as required in accordance with Section 8.02(d) of the Purchase Agreement.

14. Excluded Businesses.

(a) The Purchase Agreement is hereby amended by replacing the words “on which any Excluded Business is transferred (the “Local Transfer Date”) pursuant to the applicable Local Transfer Agreement” with “on which the relevant Deferred U.K. Company is transferred (the “Local Transfer Date”)” in the first sentence of Section 6.12(a).

(b) The Purchase Agreement is hereby amended by replacing the second sentence of Section 6.12(a) in its entirety with the following:

“In addition, following the Closing and prior to the applicable Local Transfer Date, Sellers shall, and shall cause each applicable Subsidiary, to the greatest extent permitted by applicable Law, Contracts, Employee Plans and Labor Agreements, to follow the directions and decisions of Purchaser and its Affiliates, at Purchaser’s sole cost and expense, as to the conduct of the applicable Excluded Business, in each case solely to the extent that the actions or omissions contemplated by such directions and decisions (i) would not be materially outside of the ordinary course of business for the relevant Excluded Business or (ii) are set forth on Exhibit H (which Exhibit may be updated from time to time by written agreement of Purchaser and Sellers, acting reasonably and in good faith). Notwithstanding anything to the contrary set forth herein, none of the Sellers or any of their applicable Subsidiaries shall be required to take any action that, in such Seller’s or the applicable Subsidiary’s reasonable judgment, after consultation with legal counsel, would (a) constitute a violation of applicable Law, (b) constitute a breach of or default under any Contract, Employee Plan or Labor Agreement, or (c) give rise to any non-monetary penalty or remedy against any Seller Indemnified Party or to any Covered Losses for which Purchaser has not agreed in writing to indemnify and hold harmless the Seller Indemnified Parties. The transferee under each Local Transfer Agreement (except in respect of India, Thailand, Singapore, Indonesia and Saudi Arabia) shall be a Deferred U.K. Company or its newly formed wholly-owned direct or indirect Subsidiary, and on each Local Transfer Date U.K. Sellco will sell and transfer to the Purchaser all of the issued and then-outstanding equity interests in the relevant Deferred U.K. Company (together with rights to any dividends declared in respect thereof following the Closing Date) in exchange for its allocated portion of the Purchase Price. The Transferee under the Local Transfer Agreement in respect of India shall be Musarubra Software India Private Limited (“Musarubra India”), a wholly-owned Subsidiary of the

U.K. Company. On repayment of the part of the LLC Receivable attributable to the Excluded Business in India, Purchaser shall (i) procure that (x) the Companies use the funds received to capitalize Musarubra India, (y) Musarubra India enter into the Local Transfer Agreement and (z) Musarubra India use the funds received to pay the consideration under such Local Transfer Agreement and (ii) cooperate in good faith to effectuate the transfer of the Excluded Business in India to Musarubra India. A similar process shall be adopted for the transfer of the Excluded Business in each of Thailand, Singapore, Indonesia and Saudi Arabia, and the Parties shall cooperate to effectuate the transfer of the Excluded Business in those jurisdictions in accordance with such process.”

(c) The Purchase Agreement is hereby amended by adding a new Exhibit H in the form attached hereto as Annex I hereto.

15. Financial Statements. The Purchase Agreement is hereby amended by replacing Section 6.16 in its entirety with the following:

“Financial Statements.

(a) Sellers shall use commercially reasonable efforts to deliver to Purchaser, on or before the ninetieth (90th) day after the date hereof (or, if not completed within 90 days, as soon as practicable thereafter), carve-out audited financial statements for the Business for the fiscal year ended December 26, 2020.

(b) Sellers shall (i) cooperate in good faith with Purchaser in the preparation (A) by November 30, 2021 (or, if not completed by November 30, 2021, as soon as practicable thereafter), of carve-out audited financial statements for the Business for the fiscal year ended December 28, 2019, (B) by November 30, 2021 (or, if not completed by November 30, 2021, as soon as practicable thereafter), of any changes, amendments or restatements to the financial statements delivered pursuant to Section 6.16(a) resulting from the preparation or use of any the other financial statements contemplated by this Section 6.16(b), (C) by December 31, 2021 (or, if not completed by December 31, 2021, as soon as practicable thereafter), of carve-out unaudited financial statements (comprised of a balance sheet, statement of cashflows and income statement all prepared in accordance with GAAP) for the Business for the fiscal quarter ended March 27, 2021, and (D) by December 31, 2021 (or, if not completed by December 31, 2021, as soon as practicable thereafter), of carve-out unaudited financial statements (comprised of a balance sheet, statement of cashflows and income statement all prepared in accordance with GAAP) for the Business for each subsequent fiscal quarter ended prior to the Closing Date, and (ii) cooperate in good faith with Purchaser in order for Purchaser to prepare financial statements for the Business in respect of the fiscal quarter starting prior to the Closing Date but ending following the Closing Date.

(c) The Purchaser shall promptly, upon written request by Sellers, reimburse Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred or otherwise borne by Sellers and their respective Subsidiaries in connection with the cooperation by Sellers contemplated by Section 6.16(b). Purchaser shall indemnify and hold harmless the Seller Indemnified Parties for any Covered Losses incurred by any of the Seller Indemnified Parties in connection with

(i) the cooperation contemplated by Section 6.16(b), (ii) the use by any Person of any of the financial statements contemplated by Section 6.16(b) (including the use of any such financial statements in connection with any debt or equity financing (including their use in in any related offering materials)), or (iii) any changes, amendments or restatements to the financial statements contemplated by Section 6.16(a) resulting from the preparation or use of any of the financial statements contemplated by Section 6.16(b) or the use of any such changed, amended or restated financial statements (including the use of any such changed, amended or restated financial statements in connection with any debt or equity financing (including their use in in any related offering materials)). Other than as a result of its own bad faith or willful misconduct, no Seller Related Party shall have any liability (i) under Section 6.16(a) or any other provision of this Agreement (including with respect to any actual or alleged breach thereof) relating to any changes, amendments or restatements to the financial statements delivered in accordance with Section 6.16(a) resulting from the preparation or use of any of the financial statements contemplated by Section 6.16(b), (ii) under Section 6.16(b) (including with respect to any actual or alleged breach thereof), or (iii) with respect to the financial statements or changes, amendments or restatements referenced in Section 6.16(b) (or the preparation or use of such financial statements or changed, amended or restated financial statements (including in connection with any debt or equity financing (including in any related offering materials)), in the case of each of sub-clause (i), (ii) and (iii), to Purchaser, the Guarantors, the Financing Sources or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents or to any other Person.”

16. Termination Fee. The Purchase Agreement is hereby amended by correcting a scrivener’s error by replacing “$225,00,000” with “$225,000,000” in Section 9.03(c).

17. Tax Matters.

(a) The Purchase Agreement is hereby amended by replacing Section 2.01(b)(xvii) in its entirety with the following:

“all accounts receivable to the extent either (A) they do not relate exclusively to the Business or (B) of the amounts of sales & use, value-added and similar Taxes reflected on the associated invoices that resulted in an obligation of the Sellers or their Affiliates to remit payments in respect of such types of Taxes to an applicable taxing authority (without regard, for clarity, to any ‘input credits’ or similar credits);”

(b) The Purchase Agreement is hereby amended by replacing Section 2.01(f)(x) in its entirety with the following:

“(i) any Taxes of the Sellers for any taxable period (other than any Transfer Taxes that are not Seller Transfer Taxes), (ii) any Taxes of the Companies or any Subsidiaries of the Companies allocable to a Pre-Closing Tax Period taking into account the principles of Section 6.09(e) (other than any Transfer Taxes that are not Seller Transfer Taxes), (iii) without duplication, any Taxes imposed on or required by applicable Law to be paid by the Sellers or the Companies or any Subsidiaries of the Companies as the result of any restructuring or transfer (other than: (A) the transfer of Company Units and the transfer of the Deferred U.K. Companies, in each case by Sellers or U.K. Sellco to the Purchaser or any of its designees or permitted assignees (including, for example, such a transfer to any Subsidiary of Purchaser as contemplated by Section 2.03), or any subsequent transfer of Company Units or Deferred U.K. Companies at the direction of any of the foregoing, and (B) each transfer under a Local Transfer Agreement or Ancillary Agreement) of the Business or Business Assets or any Company Group member, which restructuring or transfer occurs on or prior to the applicable Actual Closing Date, (iv) any Taxes described in (or resulting from the circumstances described in) Section 3.17(j) of the Disclosure Schedules, (v) any withholding Tax imposed under Code Section 1445 with respect to any payment to any Seller under this Agreement, and (vi) any Transfer Taxes other than those for which Purchaser is responsible pursuant to Section 6.09(a);”

(c) The Purchase Agreement is hereby amended by replacing Section 6.09(a) in its entirety with the following:

“Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement, if any (except to the extent constituting an Excluded Liability pursuant to Section 2.01(f)(x)(iii), (iv), or (v), which shall be referred to as the “Seller Transfer Taxes”), shall be borne as follows: with respect to an aggregate of up to $10,000,000 of such Transfer Taxes, fifty percent (50%) by the Purchaser, on the one hand, and fifty percent (50%) by Sellers, on the other hand, and any such Transfer Taxes in excess of $10,000,000 in the aggregate shall be borne by Sellers. The Purchaser shall prepare, or cause to be prepared, and timely file all Tax Returns related to such Transfer Taxes (other than Seller Transfer Taxes), and shall timely pay all Transfer Tax liabilities reflected thereon. The Purchaser shall, prior to filing, provide Sellers with copies of such Tax Returns for its review and approval (not to be unreasonably withheld, conditioned or delayed). The Sellers shall prepare, or cause to be prepared, and timely file all Tax Returns related to Seller Transfer Taxes, and shall timely pay all Transfer Tax liabilities reflected thereon.”

(d) The Purchase Agreement is hereby amended by adding in Section 6.09(d), the words “that are first due after the Closing Date” after “The Purchaser shall prepare and file all Tax Returns of the members of the Company Group” in the twelfth line thereof.

18. Notices. The Purchase Agreement is hereby amended by replacing Purchaser’s address for notice in Section 10.01 in its entirety with the following:

“To the Purchaser:

Magenta Buyer LLC

c/o STG Partners, LLC

1300 El Camino Real, Suite 300

Menlo Park, CA 94025

Attention: Stephen Henkenmeier, Managing Director & CFO

Email: steve@stgpartners.com

with a copy to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Attention: Steve L. Camahort

Email: stevecamahort@paulhastings.com”

19. Closing.

(a) The Purchase Agreement is hereby amended by replacing Section 2.06 in its entirety with the following:

“Closing. The closing of the Purchase and Sale contemplated hereby (the “Closing”) shall take place by means of a virtual closing remotely via teleconference and through the electronic exchange of signatures at 8:59 a.m. (New York City time) on the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or on such other date or at such other time or place as the Parties may mutually agree; provided that notwithstanding the satisfaction or waiver of the conditions precedent set forth in Article VII, none of the Parties shall be required to effect the Closing until the date set forth on Exhibit I (but with the prior written consent of each of the Parties, the Parties may, subject to the satisfaction or waiver of the conditions set forth in Section 7.01 and Section 7.03, effect the Closing on an earlier date). The date on which the Closing occurs is called the “Closing Date”. For the avoidance of doubt, the transactions contemplated by Section 6.12 shall be consummated in accordance with each Local Transfer Agreement, and shall not in any way delay or otherwise affect the Closing.”

(b) The Purchase Agreement is hereby amended by adding a new Exhibit I in the form attached hereto as Annex J hereto.

20. Acquired Assets. The Purchase Agreement is hereby amended by replacing “; and” at the end of Section 2.01(a)(xvii) with “;”, replacing “.” at the end of Section 2.01(a)(xviii) with “; and” and adding the following new Section 2.01(a)(xix):

“the LLC Receivable.”

21. Excluded Liabilities. The Purchase Agreement is hereby amended by replacing Section 2.01(f)(iii) in its entirety with the following:

“any Indebtedness of the Business at Closing other than the U.K. Company Debt;”

22. Intercompany Agreements: The Purchase Agreement is hereby amended by adding the following sentence to the end of Section 6.18:

“Notwithstanding anything to the contrary set forth herein, this Section 6.18 shall not apply with respect to the LLC Receivable and the UK Company Debt, each of which shall remain outstanding until settled in accordance with their respective terms.”

23. References. Each reference in the Purchase Agreement to “this Agreement,” “hereof,” “herein” and “hereunder” and words of similar import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.

24. Effect of Amendment. Nothing herein shall be deemed to create new rights or obligations not expressly enumerated in this Amendment.

25. Full Force and Effect; Amendment. Except as expressly amended hereby, each term, provision, Exhibit and Schedule of the Purchase Agreement and the Disclosure Letter remains unchanged and in full force and effect. This Amendment may not be amended except by an instrument in writing signed by each of the Parties.

26. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment, or caused this Amendment to be executed and delivered by their duly authorized representatives, as of the date first written above.

MAGENTA BUYER LLC

By:	/s/ Marc Bala
Name:	Marc Bala
Title:	Secretary

MCAFEE, LLC

By:	/s/ Alan Jay Kohn
Name:	Alan Jay Kohn
Title:	VP, Tax & Treasurer

MCAFEE SECURITY UK LTD.

By:	/s/ Gee Long
Name:	Gee Long
Title:	Director

[Signature Page to First Amendment to Purchase Agreement]